Exhibit 99.1

The Weather Company's David Kenny to
Join Best Buy's Board of Directors

Sept. 26, 2013

MINNEAPOLIS - Best Buy Co., Inc. (NYSE: BBY), the leading authority and destination for technology products and services, today announced the appointment of David Kenny to its Board of Directors. Kenny is the Chairman and Chief Executive Officer of The Weather Company (TWC), the nation's leading provider of weather forecasts and information.

Kenny oversees TWC's portfolio of consumer and business-to-business weather brands and businesses, including The Weather Channel, having assumed the role in January 2012. Immediately prior to TWC he was the President of Akamai, a leading cloud platform designed to help enterprises provide secure, high-performing user experiences to mobile and fixed internet users. Kenny founded Digitas, Inc., in 1997 and sold the company to Publicis Groupe SA in 2006. He was the Managing Partner of the combined business, Viva-Ki, until 2010. Kenny also served on the Board of Directors of Yahoo!, Inc., from 2010 to 2012.

“We are delighted to have David join our Board,” said Hatim Tyabji, Chairman of the Best Buy Board of Directors. “One of the foundations of our Renew Blue transformation is the creation of a world-class multi-channel experience for our customers. Given David's deep experience in the digital field, I am certain that his voice on the Board will be valuable on these and many other topics,” said Tyabji. “He combines deep strategic experience with the passion of an entrepreneur, and I know I speak for the entire Board when I say I look forward to him joining us.”

“I have been an observer of Best Buy for a long time and could not help but notice how different a company it is becoming, both for its customers and investors,” said Kenny. “The opportunity to join the Board in the early innings of what is shaping up to be an impressive business transformation was impossible to miss. I am honored to become a member of the Board and look forward to supporting the work Hubert Joly and his executive team have undertaken,” said Kenny.

Kenny will officially join the Board of Directors on Sept. 27, 2013. He also serves as a member of the Board of Directors of The Ad Council and SessionM, as well as Teach for America, a nonprofit that enlists recent graduates to teach in under-resourced and low-income communities. He received his MBA from the Harvard Business School, and a Bachelor's degree in Industrial Administration from the GM Institute (now Kettering University).

Media Contact:

Matt Furman
Matt.Furman@bestbuy.com

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